UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 14, 2004 (October 13, 2004)

Axesstel, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(858) 625-2100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On October 14, 2004, Axesstel, Inc., a Nevada corporation (the “Company”), sold 833,334 shares of its common stock in a private placement to three private equity funds managed by ComVentures of Palo Alto, California. The purchase price was $3.60 per share, resulting in cash proceeds to the Company of approximately $3,000,000.

The securities were offered and sold without registration under the Securities Act of 1933 to accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D thereunder, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend will be placed on the shares. The Company granted registration rights to the investors, which require the Company to file a registration statement for the shares issued in the transaction and certain other restricted securities held by the investors on or before March 31, 2005, which date may be extended in certain circumstances. The investors executed a lock-up agreement prohibiting them from selling any common stock of the Company until 90 days after the date of a final prospectus relating to a public offering of the Company’s common stock.

The form of Securities Purchase Agreement is included in this report as Exhibit 99.1.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 13, 2004, the Company filed a Certificate of Correction to its Articles of Incorporation correcting the text of a Certificate of Amendment to its Articles of Incorporation originally filed September 23, 2002 (the “Certificate of Amendment”). The corrections clarify the effective date of the one share for twenty nine share reverse stock split effected in connection with the Company’s acquisition by tender offer of Axesstel, Inc., a California corporation (“Axesstel California”) in August 2002, and correct the recitation of par value of the common stock. The Certificate of Correction is effective as of the September 23, 2002 filing date of the original Certificate of Amendment.

The Certificate of Correction is included in this report as Exhibit 99.2.

Item 8.01 Other Events.

On October 14, 2004, the Company entered into a settlement agreement with Axess Telecom Co., Ltd. (“ATC”). Under the settlement agreement, ATC agreed to dismiss its lawsuit against Axesstel California filed in the Seoul Central District Court, Republic of Korea. The Company in turn agreed on behalf of its subsidiary Axesstel R&D Center Co., Ltd. (“Axesstel R&D”) not to enforce a court order prohibiting ATC from using certain trade names related to a trademark owned by Axesstel R&D within six months from the date of the settlement agreement. The parties agreed that the former agreements to which ATC and Axesstel California were parities are terminated, that neither party’s current or prior products infringe on the other party’s intellectual property rights, and that the parties are free to compete with each other. The Company agreed to pay ATC KRW 1 billion (approximately $870,000) by December 31, 2004. Any amount which is unpaid at that date would be subject to a penalty of 5% per month. The settlement agreement contains mutual releases of known and unknown claims.

The Company and ATC also entered into a memorandum of understanding which provides for ATC to transition its manufacturing of fixed wireless products to the Company, and for the Company to become a distributor and possibly a manufacturer of ATC’s global positioning system products. Pursuant to the agreement, the Company also agreed to purchase convertible bonds of ATC for KRW 1 billion (approximately $870,000) on terms to be negotiated in good faith.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Securities Purchase Agreement dated October 12, 2004

99.2	Certificate of Correction to Articles of Incorporation dated October 13, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ David Morash
David Morash
President, Chief Operating Officer and
Interim Chief Financial Officer

Date: October 14, 2004